Exhibit 10.4

Award Certificate
Cash Award Granted under the
First Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

This Cash Award Certificate (“Award Certificate”), effective as of the Grant Date and provided by Simmons First National Corporation (“Simmons”) to Participant, who is an employee of the Company or a parent or subsidiary corporation (as defined in sections 424(e) or (f) of the Code) (the “Company”), is approved under the First Amended and Restated Simmons First National Corporation 2015 Incentive Plan (the “Plan”) and evidences the grant of a cash award to the Participant under the Plan, as follows.
Effective upon issuance (the “Grant Date”), Simmons hereby grants to the Participant the Cash Award set forth below subject to performance against the Incentive Factors and Individual Incentive Goals specified in Appendix A to this Award Certificate during the Performance Period. The Cash Award is in all respects limited and conditioned as provided in this Award Certificate, the Plan, and the applicable Terms and Conditions, which are incorporated into this Award Certificate by reference.

1)Participant Information.
Participant Name:

2)Cash Award Information.
Target Grant: $
Performance Period:
Incentive Factors and Individual Incentive Goals:
Plan Hurdle:

3)Definitions. All capitalized terms that are not otherwise defined in this Award Certificate, including Appendix A, shall have the meanings set forth in the Plan or the Terms and Conditions.
4)Participant’s Acknowledgments. The Participant shall be deemed to have accepted the Cash Award pursuant to the terms of the Award Certificate unless the Participant provides written notice to the Company, within thirty (30) business days following the Grant Date that the Participant does not wish to accept the Cash Award. By accepting the Cash Award, the Participant acknowledges that he or she: (a) has read this Award Certificate; (b) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of the Cash Award and accompanying terms of the Award Certificate; (c) understands the terms and consequences of this Award Certificate; and (d) is fully aware of the non-binding legal effect of this Award Certificate as it may be revoked or cancelled at any time in the Company’s sole discretion.

                    Simmons First National Corporation

                    _________________________________

Simmons 2020 Cash Award Certificate    Page 1

Terms and Conditions

Cash Award Terms and Conditions
First Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

1.Continuous Employment Requirement. The Participant shall receive the Cash Award in accordance with Section 2 of the Cash Awards Terms and Conditions (“Terms and Conditions”), only if the Participant is continuously employed by the Company from the Grant Date until payment date (“Earned Date”), except as otherwise provided in Section 3 of the Terms and Conditions.
For purposes of this Section 1, the Participant shall not be treated as having experienced a termination if he or she is on an authorized leave of absence with the Company.
2.Cash Awards.
i.Incentive Factors and Goals. A Cash Award may be divided into two or more “Incentive Factors” and/or “Individual Incentive Goals,” each of which shall include its own weighting. For each Participant, the Incentive Factors and Individual Incentive Goals and the relevant weighting are described in Appendix A to the Award Certificate and include any applicable Threshold, Target and Maximum against which performance is measured.
ii.Cash Award Payment. Subject to these Terms and Conditions, if the Participant satisfies the continuous employment requirement in Section 1 of the Terms and Conditions, on the Earned Date, the Participant shall be entitled to receive the Total Incentive Payout computed following the close of the Performance Period as specified herein.
iii.For purposes of the computation of the Total Incentive Payout:
i.    The performance achieved with respect to each goal shall be determined by the Administrator.

ii. If Core EPS is an Incentive Factor, it shall be calculated as follows: Divide reported core earnings (net income adjusted for nonrecurring items) by the weighted average diluted common shares outstanding during the period. Nonrecurring items are determined by management and are reported in quarterly earnings releases (i.e. merger related cost, branch rightsizing cost, and others).

iii. If EPS is an Incentive Factor, the Total Incentive Payout shall be zero if the Core EPS attainment fails to reach the Threshold amount indicated in Appendix A

iv. If Efficiency Ratio is an Incentive Factor, it shall be calculated as follows: Divide total revenue by noninterest expense.   The Company uses S&P Global Market Intelligence definition to calculate the efficiency ratio [i.e. noninterest expense before foreclosed property expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent, if available) and noninterest revenues, excluding only gains from securities transactions and nonrecurring items].

v. Attainment between, “Threshold” and “Target,” or “Target” and “Maximum” shall be calculated using a sliding scale based on a straight line interpolation and shall result in the “Factor Payout %” included in Appendix A. If only a “Target” is indicated, the item is considered “make or miss” resulting in either full attainment or no attainment.
Simmons 2020 Cash Award Terms and Conditions-Core    Page 1

vi.The “Factor Payout $” for each Incentive Factor or Individual Incentive Goal shall be the amount for each Incentive Factor or Individual Incentive Goal that is awarded to the Participant based upon the “Potential Incentive” multiplied by the “Factor Weight” (both of which are specified in Appendix A), the total of which is further multiplied by the Factor Payout %.

vii.To the extent that Participant is employed in the Human Resources, Finance and Accounting, Capital Planning, Legal, Bank Operations, IT, Credit, Digital, Risk, Audit, or Administration (departments reporting to the Chief Administrative Officer) departments, the total Factor Payout $ may be decreased by up to 25% for failure to meet the department’s expense budget for the year, as determined in the sole discretion of the Administrator.

viii.The sum of the Factor Payout $ amounts is subject to adjustment (increase or decrease) of up to 50% of the Potential Incentive based on a determination, in the Administrator’s sole discretion, of individual Participant performance during the Performance Period warranting such an adjustment or otherwise as determined in the Administrator’s sole discretion. Considerations may include, but are not limited to, risk and compliance management for the company and/or business area, achievement against strategic and/or individual goals and asset quality. Provided however that, in the case of an “executive officer” (as defined by Rule 3b-7 under the Exchange Act) and “officers” (as defined by Rule 16a-1 under the Exchange Act), this adjustment shall be limited to 25%.

ix.In no event shall Total Incentive Payout exceed the Maximum Incentive included in Exhibit A.

3.Early Cancellation/Waiver of Continuous Employment Requirement. The continuous employment requirement described Section 1 of the Terms and Conditions may be waived or Cash Awards may be canceled as follows:
i.Involuntary Termination without Cause, Voluntary Termination, or Termination for Cause. If the Participant is involuntarily terminated without Cause, quits, is terminated for Cause, or otherwise experiences a termination of employment before satisfying the continuous employment requirement set forth in Section 1 of the Terms and Conditions, and under circumstances not described in Subsections b), c), or d) below, all Cash Awards shall be canceled immediately and shall not be payable, except to the extent the Administrator decides otherwise.
ii.Retirement. If the Participant retires, the Participant shall be paid the Cash Award for the Performance Period as if the Participant had satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions, and unless otherwise provided by the Administrator, such Cash Award shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period completed by the Participant as of the date of the retirement and the denominator of which is 365.
All Cash Awards for which the continuous employment requirement is waived pursuant to this Section 3)b) shall be payable at the time the Cash Awards would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions; payment will not be accelerated.
For purposes of this Section 3)b), “retire” means a voluntary termination of employment on or after the earlier of (i) age 65 or (ii) age 62 and 10 years of service. The Administrator has the discretion to determine whether years of service shall include service with a predecessor employer.
Simmons 2020 Cash Award Terms and Conditions-Core    Page 2

iii.Termination by Reason of Death or Disability. If the Participant experiences a termination by reason of Death or disability, the Participant shall be paid the Cash Award for the Performance Period as if the Participant had satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions.
All Cash Awards for which the continuous employment requirement is waived pursuant to this Section 3)c) shall be payable at the time the Cash Awards would have been payable had the Participant been subject to and satisfied the continuous employment requirement set forth in Section 1 of the Terms and Conditions; payment will not be accelerated.
i.Change in Control. If there is a Change in Control during the Performance Period and Participant is employed at the time of the Change in Control, Participant shall be paid the Potential Incentive amount in Appendix A to the Award Certificate multiplied by a fraction, the numerator of which is the number of days in the Performance Period elapsed as of the date of the Change in Control and the denominator of which is 365.
All Cash Awards for which the continuous employment requirement is waived pursuant to this Section 3)d), shall be payable as soon as practicable following the Change in Control.
ii.Violation of Restrictive Covenants. All Cash Awards shall be canceled immediately and shall not be payable upon the Participant’s breach, in the Administrator’s sole determination, of any confidentiality, non-disclosure, non-competition, or non-solicitation obligation, commitment or agreement with the Company.
4.Payment. Payment of the Cash Awards shall be made in cash. Unless otherwise provided in these Terms and Conditions, Payment shall be made as soon as practicable after the end of the Performance Period, but no later than March 15 of the year following the end of the Performance Period; provided that, no payments shall be made until the Administrator certifies that the performance goals have been attained. If the Participant dies before any payment due hereunder is made, such payment shall be made to the beneficiary designated by the Participant under the Plan and on file with the Company (or its designee) before the Participant’s death, or if none, to the Participant’s estate.

5.Extraordinary Events. In determining the achievement of any goal, and for other appropriate purposes under the Award Certificate or the Plan, the Administrator will have the discretion to take into consideration any or all of the following: (a) the effects of business combinations; (b) the effects of discontinued operations; (c) changes in accounting principles; (d) extraordinary items; (e) restructuring charges; (f) changes in tax law; (g) changes in capital structure; and (h) any other items as determined by the Administrator. Items (a) through (g) will be as defined and as disclosed in Simmons’ financial statements.

6.Withholding.
i.The Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, or local taxes required to be withheld with respect to the issuance or payment pursuant to the Award Certificate.
ii.The Participant has had the opportunity to review with the Participant’s own tax advisors, the federal, state, local, and foreign tax consequences of the Cash Award and the transactions contemplated by the Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations made by the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this award.
Simmons 2020 Cash Award Terms and Conditions-Core    Page 3

7.Reservation of Rights. The Company reserves the right to modify or amend these Terms and Conditions or the Award Certificate, including Appendix A. Further, Company may cancel the Award Certificate at any time prior to the Earned Date, and Participant has no right or claim for payment hereunder until the Earned Date unless otherwise specified by law.

8.Cancellation and Clawback. The Cash Award shall be subject to cancellation, and all sums paid pursuant to the Cash Award (whether before or after the Cash Award has been paid) shall be subject to reimbursement to the extent required by the Administrator pursuant to the clawback provision set forth in the Plan and/or any other clawback procedure of the Company, as amended from time to time, and whether or not approved before or after the date of the Award Certificate. The Award Certificate will be automatically annulled if the Participant is an employee of the Company and is terminated for Cause or if otherwise required under the Plan.
9.Definitions. All capitalized terms that are not otherwise defined in these Terms and Conditions shall have the meanings set forth in the Award Certificate, including Appendix A or the Plan.
10.No Employment Contract. Nothing contained herein is intended to or does create a contract of employment for any specified time or compensation in any amount. Employment at all times remains at will unless a separate and independent employment agreement has been entered into between Participant and the Company.

11.Severability. If any provision of these Terms and Conditions should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of these Terms and Conditions, and these Terms and Conditions shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.Entire Agreement. The Award Certificate, including Appendix A, these Terms and Conditions, and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of the Award Certificate, these Terms and Conditions, and the Plan.

13.Compliance with sections 409A of the Code. To the extent the Cash Award is subject to section 409A of the Code, the Terms and Conditions are intended to avoid the adverse tax consequences of section 409A of the Code and shall be interpreted and administered accordingly. To the extent any provision of the Award Certificate or the Terms and Conditions are subject to and do not comply with final regulations or other guidance under section 409A of the Code, such provision shall be inoperative from the effective date of such final regulations or other guidance. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under section 409A of the Code.

Simmons 2020 Cash Award Terms and Conditions-Core    Page 4